Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G and any amendments to it with respect to the common shares, par value of $0.0001 per share, of Concentrix Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of August 14, 2026.

KOPERNIK GLOBAL INVESTORS, LLC

By:	/s/Sarah L. Bertrand
Name:	Sarah L. Bertrand
Title:	General Counsel and Chief Compliance Officer

/s/ David B. Iben by Sarah L. Bertrand, power of attorney
David B. Iben by Sarah L. Bertrand, power of attorney